Exhibit 23-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-163643) regarding the registration of 10,000,000 shares of common stock issuable pursuant to the 2010 Stock Incentive Plan of Royal Mines And Minerals Corp. (the "Company") of our report dated July 29, 2011 relating to the April 30, 2011 audited financial statements of the Company which appear in this Annual Report on Form 10-K for that period.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
July 29, 2011